Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78. 1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 68.1955)

1. Name of corporation:

Odyssey Marine Exploration, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

24 shares of Series G 8% Convertible Preferred Stock, par value $0.0001 per share. See Exhibit A attached to this certificate for the voting powers, designations, limitations, restrictions and relative rights of such series. Exhibit A is incorporated herein by reference.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X	/s/ Michael J. Holmes
Signature of Officer Michael J. Holmes, Chief Financial Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Designation - Before
Revised: 3-6-09

CERTIFICATE OF DESIGNATION

OF

SERIES G 8% CONVERTIBLE PREFERRED STOCK

OF

ODYSSEY MARINE EXPLORATION, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

The undersigned does hereby certify that pursuant to the authority conferred upon the Board of Directors of ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation (the “Corporation”), by its Articles of Incorporation, as amended, and Section 78.315 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent, duly approved and adopted the following resolution (referred to herein as the “Resolution”):

RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation (“Board of Directors”) by Article IV of the Articles of Incorporation of the Corporation (the “Articles”), the Board of Directors does hereby create and authorize for issuance a series of preferred stock, par value $0.0001 per share, of the Corporation, consisting of up to twenty-four (24) shares, and hereby fixes the voting powers, designations, preferences, and relative, participating, optional and other special rights, and qualifications, limitations, and restrictions thereof, of the shares of such series, in addition to those set forth in the Articles, as follows:

SECTION 1. DESIGNATION OF SERIES G PREFERRED STOCK. The shares of the series of preferred stock created and authorized by this Resolution shall be designated “Series G 8% Convertible Preferred Stock” (the “Series G Preferred Stock”). The total number of authorized shares constituting the Series G Preferred Stock shall be twenty-four (24). The number of shares constituting this series of preferred stock of the Corporation may be increased or decreased at any time, from time to time, in accordance with applicable law up to the maximum number of shares of preferred stock authorized under the Articles, less all shares at the time authorized of any other series of preferred stock of the Corporation; provided, however, that no decrease shall reduce the number of shares of this series to a number less than that of the then-outstanding shares of Series G Preferred Stock. The stated par value of the Series G Preferred Stock shall be $0.0001 per share. Shares of the Series G Preferred Stock shall be dated the date of issue (the “Issuance Date”).

SECTION 2. DIVIDEND RIGHTS.

2.1 Dividend Payments. Subject to Section 7 and to the rights of any series of preferred stock that may from time to time come in existence, the holders of the Series G Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for such purpose, cash dividends at a rate of $20,000.00 per share per annum (computed on the basis of a 360-day year, 30-day month), payable semi-annually on April 1 and October 1 of each year, commencing April 1, 2011. Such dividend shall be cumulative and shall accrue, whether or not earned or declared, from and after the date of issue of the Series G Preferred Stock. Dividends shall be paid to the holders of record as of a date, not more than thirty (30) days prior to the dividend payment date, as may be fixed by the Board of Directors.

2.2 Dividends or Certain Other Distributions on Common Stock. While any shares of Series G Preferred Stock are outstanding, no dividend or other distribution (other than a dividend or distribution paid in Common Stock or other capital stock of the Corporation ranking senior to the Series G Preferred Stock) shall be declared, paid, or set aside for payment on any class of the Common Stock or on any other capital stock of the Corporation ranking junior to the Series G Preferred Stock as to dividends, nor shall any Common Stock or capital stock of the Corporation ranking junior to the Series G Preferred Stock be redeemed, purchased, retired, or otherwise acquired directly or indirectly by the Corporation for any consideration (or any monies paid for the account of, or set aside for payment for, or paid to or made available for a sinking or similar fund for, such purposes), except by conversion into or exchange of shares of Common Stock or other capital stock of the Corporation ranking junior to the Series G Preferred Stock as to dividends, unless, in each case, dividends on all outstanding shares of the Series G Preferred Stock contemporaneously are declared and paid. While any shares of Series G Preferred Stock are outstanding, the Corporation will not, without the prior affirmative vote or written consent of the holders of a majority of the shares of Series G Preferred Stock outstanding at the time, authorize or issue any series of preferred stock that ranks, with respect to the various rights set forth in Section 2.1 or this Section 2.2, senior to the Series G Preferred Stock.

SECTION 3. LIQUIDATION RIGHTS AND RANK. Subject to the rights of any series of preferred stock that may from time to time come in existence, in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation”), each holder of the Series G Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders (whether representing capital or surplus), before any payment or distribution shall be made on the Common Stock or any capital stock of the Corporation ranking junior to the Series G Preferred Stock as to the payment of dividends or the distribution of assets (“Junior Stock”), an amount per share of Series G Preferred Stock equal to the sum of (a) $250,000 plus (b) any accrued but unpaid dividends (the “Liquidation Preference”). If, upon any Liquidation of the Corporation, the assets of the Corporation, or the proceeds of those assets, available for distribution shall be insufficient to pay in full the amount of the Liquidation Preference, then all of the assets available shall be distributed among the holders of the Series G Preferred Stock. After the payment in full of the Liquidation Preference has been made to the holders of the Series G Preferred Stock, such holders shall not be entitled to any further participation in any distribution of the assets of the Corporation in respect of the shares of Series G Preferred Stock owned by such holders. For purposes of this Section 3, a sale, conveyance, exchange, or transfer of all or substantially all of the properties or assets of the Corporation for cash, securities, or other consideration, or the consolidation, merger, or other business combination of the Corporation with one or more corporations or other entities, shall be deemed to be a Liquidation. The Series G Preferred Stock shall, with respect to the various rights set forth in this Section 3, rank (a) junior to the Corporation’s Series D Convertible Preferred Stock, par value $0.0001 per share; (b) senior to all other series of Preferred Stock and to any other capital stock that is not Preferred Stock; and (c) pari passu with any series of Preferred Stock of the Corporation hereafter created specifically ranking on parity with the Series G Preferred Stock.

SECTION 4. VOTING RIGHTS.

4.1 General Voting Rights. The holder of each share of Series G Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series G Preferred Stock could then be converted (assuming for this purpose that the Series G Preferred Stock were convertible immediately upon issuance as opposed to on or after April 15, 2011), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Corporation’s bylaws, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series G Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

4.2 Class Voting Rights. So long as shares of the Series G Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series G Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series G Preferred Stock vote separately as a class, (a) authorize, create, issue or increase the authorized or issued amount of any class of debt or equity securities, ranking pari passu or senior to the Series G Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up; (b) amend, alter or repeal the provisions of the Series G Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series G Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (c) repurchase, redeem or pay dividends on, shares of Common Stock or any other shares of Junior Stock (other than (i) in connection with any employee stock option plan or employee stock purchase plan which is approved by the Board of Directors and is existing as of Issuance Date (as defined below), (ii) de minimus repurchases from employees of the Corporation, and (iii) any contractual redemption obligations existing as of Issuance Date as disclosed in the Corporation’s public filings with the Securities and Exchange Commission); (d) amend the Corporation’s articles or bylaws so as to affect materially and adversely any right, preference, privilege or voting power of the Series G Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (e) effect any distribution with respect to Junior Stock other than as permitted hereby; or (f) if the Series G Preferred Stock has not been redeemed in whole by April 15, 2011, incur any indebtedness for borrowed money or issue any debt securities, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money. Notwithstanding the foregoing to the contrary, the Corporation may (A) issue the Warrants (as defined in Section 5.8(b)) and (B) renew, extend or modify the Corporation’s existing $5.0 million revolving credit facility with Fifth Third Bank, so long as the amount of indebtedness incurred or that may be incurred thereunder is not increased.

SECTION 5. CONVERSION RIGHTS.

5.1 Right to Convert. At any time and from time to time on or after April 15, 2011, any holder thereof may convert any or all of the shares of Series G Preferred Stock held by such holder into shares of Common Stock. Each share of Series G Preferred Stock shall be convertible, at the option of the holder thereof, at any time on or after April 15, 2011, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock (rounded up to the nearest whole share) as is determined by dividing $250,000 by the applicable Conversion Price for the Series G Preferred Stock (the conversion rate for the Series G Preferred Stock into Common Stock is referred to herein as the “Conversion Rate”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for the Series G Preferred Stock shall be $1.785714; provided, however, that the Conversion Price for the Series G Preferred Stock shall be subject to adjustment as set forth in Section 5.3 below.

5.2 Conversion Procedure.

(a) Notice and Surrender of Certificates. Any holder of shares of Series G Preferred Stock desiring to convert any portion thereof into shares of Common Stock pursuant to Section 5.1 shall give written notice that such holder elects to convert a stated number of Series G Preferred Stock into Common Stock (a “Holder Conversion Notice”) and shall surrender each certificate representing the Series G Preferred Stock to be converted, duly executed in favor of the Corporation or in blank accompanied by proper instruments of transfer, at the principal business office of the Corporation (or at such other place as may be designated by Corporation). Any Holder Conversion Notice shall set forth the name or names (with the address or addresses) in which the certificate or certificates for shares of the Common Stock shall be issued.

(b) Effective Time of Conversion. To the extent permitted by law, the conversion of the Series G Preferred Stock pursuant to Section 5.1 into Common Stock shall be deemed to have been effected immediately prior to the close of business on the date on which all the conditions in Section 5.2(a) of this Resolution have been satisfied, and at such time, the rights of the holder of such shares of Series G Preferred Stock so converted shall cease, and the person or persons in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the share of Common Stock represented thereby. The date on which the conversion of the Series G Preferred Stock pursuant to this Section 5.2(b) into Common Stock shall be deemed to have been effected is hereinafter referred to as the “Effective Conversion Date”. Except as otherwise provided herein, no payment or adjustment shall be made in respect of the Common Stock delivered upon conversion of the Series G Preferred Stock.

(c) Issuance of Common Stock Certificates. As soon as practicable after the Effective Conversion Date, but no later than three (3) business days after the Effective Conversion Date, the Corporation shall issue and deliver, or cause to be issued and delivered, to the converting holder a certificate or certificates for the number of whole shares of Common Stock issuable by reason of the conversion of such shares of Series G Preferred Stock, registered in such name or names and such denominations as the converting holder has specified, subject to compliance with applicable laws to the extent such designation shall involve a transfer, together with a check in the amount of any accumulated but unpaid dividends. If requested by a converting holder, and subject to the such holder providing the Corporation with such instructions and information as the Corporation may reasonably request, delivery of shares of Common Stock issuable by reason of the conversion of shares of Series G Preferred Stock shall be made by electronic book-entry at the Depository Trust Company. In case the number of shares of Series G Preferred Stock represented by the certificate or certificates surrendered for conversion pursuant to this Section 5.2 exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof a new certificate for the number of shares of Series G Preferred Stock represented by the certificate or certificates surrendered that are not to be converted.

5.3 Adjustments to Conversion Rate.

(a) Subdivision or Combination of Common Stock. If the Corporation at any time: (i) pays a dividend or makes a distribution on its Common Stock in shares of Common Stock, (ii) subdivides (by stock split, recapitalization, or otherwise) its outstanding Common Stock into a greater number of shares, or (iii) combines (by reverse stock split or otherwise) its outstanding Common Stock into a smaller number of shares, then the Conversion Rate in effect at the time of the record date for such dividend or distribution, or the effective date of such subdivision or combination, shall be proportionately adjusted immediately thereafter so that the holder of any shares of the Series G Preferred Stock surrendered for conversion after such event will receive the kind and amount of shares that such holder would have received if the Series G Preferred Stock had been converted immediately prior to the happening of the event. Such adjustment shall be made successively whenever any of the events referred to in this Section 5.3(a) occur.

(b) Merger or Consolidation. If there is a reorganization, or a merger or consolidation of the Corporation with or into any other entity which results in a conversion, exchange, or cancellation of the Common Stock, or a sale of all or substantially all of the assets of the Corporation, on a consolidated basis (except for sales or dispositions to a wholly owned subsidiary of the Corporation), upon any subsequent conversion of the Series G Preferred Stock, each holder of the Series G Preferred Stock will be entitled to receive the kind and amount of securities, cash, and other property or assets which the holder would have received if the holder had converted the shares of Series G Preferred Stock into Common Stock in accordance with Section 5 hereof immediately prior to the first of these events and had retained all the securities, cash, and other property or assets received as a result of those events.

(c) Adjustments for Issuance of Additional Shares of Common Stock. In the event the Corporation, shall, at any time or from time to time, issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing Section 5.3(a) or Section 5.3(b) or pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the Issuance Date (the “Additional Shares of Common Stock”), at a price per share less than the Conversion Price, or without consideration, the Conversion Price then in effect upon each such issuance shall be adjusted to the lowest price per share at which any such share of Common Stock has been issued or sold.

(d) Issuance of Common Stock Equivalents. If the Corporation, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold (collectively, the “Common Stock Equivalents”), and the aggregate of the price per share for which Additional Shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent, plus the consideration received by the Corporation for issuance of such Common Stock Equivalent divided by the number of shares of Common Stock issuable pursuant to such Common Stock Equivalent (the “Aggregate Per Common Share Price”) shall be less than the Conversion Price, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended or adjusted shall make the Aggregate Per Common Share Price be less than Conversion Price in effect at the time of such amendment or adjustment, then the Conversion Price then in effect shall be adjusted pursuant to Section 5.3(c) above assuming that all Additional Shares of Common Stock have been issued pursuant to the Convertible Securities or Common Stock Equivalents for a purchase price equal to the Aggregate Per Common Share Price. No adjustment of the Conversion Price shall be made under this Section 5.3(d) upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or other subscription or purchase rights therefore, if any adjustment shall previously have been made to the Conversion Price upon the issuance of such warrants or other rights pursuant to this Section 5.3(d). No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price was made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

(e) Certain Issues Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment to the Conversion Price upon (i) the issuance of Common Stock or grants of options to purchase Common Stock pursuant to any stock option plans and employee stock purchase plans approved by the Corporation’s board of directors, so long as such issuances in the aggregate do not exceed the number of shares of Common Stock (or options to purchase such number of shares of Common Stock) issuable pursuant to such plans as they exist on the date hereof or (ii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date hereof (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the holders).

(f) De Minimus Adjustments. No adjustment in the Conversion Rate will be made unless the adjustment would require a change of at least one percent (1.0%) in the Conversion Rate; provided, however, that any adjustments that are not made because of this Section 5.3(f) will be carried forward and taken into account in any subsequent adjustment; and provided, further, that any adjustment must be made in accordance with this Section 5 (without regard to this Section 5.3(f)) not later than the time the adjustment may be required in order to preserve the tax-free nature, if any, of a distribution to the holders of shares of the Common Stock. All calculations under this Section 5 will be made to the nearest full share.

5.4 Notices.

(a) Notice of Conversion Rate Adjustments. Upon any adjustment of the Conversion Rate pursuant to the provisions of Section 5.3 of this Resolution, the Corporation shall promptly give written notice thereof to each holder of record of the

Series G Preferred Stock. Such notice shall set forth (i) the adjusted Conversion Rate, (ii) a description of the events which caused the adjustment, (iii) a description of the method of calculation of the adjustment, and (v) the date on which the adjustments become effective.

(b) Other Notices. If any of the following shall occur:

(i) the Corporation shall declare a dividend or authorize any other distribution on its Common Stock, including those of the type identified in Section 5.3(a) hereof;

(ii) any reorganization, reclassification, or similar change of the Common Stock, or a merger or consolidation, or the sale, conveyance, exchange, or transfer of all or substantially all of the assets of the Corporation, or

(iii) the voluntary or involuntary Liquidation of the Corporation;

then, and in any such case, the Corporation shall deliver to each holder of record of the Series G Preferred Stock written notice thereof at least twenty (20) days prior to the earliest applicable date specified below with respect to which notice is to be given, which notice shall state the following: (x) the date on which a record is to be taken for the purpose of such dividend, distribution, or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, or rights are to be determined; (y) the date on which such reclassification, reorganization, merger or consolidation, or sale, conveyance, exchange, or transfer of all or substantially all of the assets of the Corporation, or Liquidation, is expected to become effective, and the date, if any, as of which the holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, reorganization, merger or consolidation, or sale, conveyance, exchange, or transfer or Liquidation; and (z) if any matters referred to in the foregoing clauses (x) and (y) are to be voted upon by holders of Common Stock, the date as of which those stockholders to be entitled to vote are to be determined.

5.5 Reservation of Shares of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of the Series G Preferred Stock from time to time outstanding, but shares of Common Stock held in the treasury of the Corporation may, at the discretion of the Corporation, be delivered upon any conversion of the Series G Preferred Stock.

5.6 Issue and Other Taxes. The Corporation shall pay any and all documentary stamp or similar issue or other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of Series G Preferred Stock pursuant hereto. The Corporation, however, shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of Common Stock in a name other than that in which the shares of the Series G Preferred Stock so converted were registered and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

5.7 Closing of Corporate Books. The Corporation shall not close its books against the transfer of the Series G Preferred Stock or of any shares of Common Stock issued or issuable upon conversion of Series G Preferred Stock in any manner that interferes with the timely conversion of the Series G Preferred Stock.

5.8 Limitations Upon Conversion Rights. Notwithstanding any provision of this Resolution to the contrary:

(a) No holder may convert any shares of Series G Preferred Stock hereunder to the extent such exercise would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.9% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of shares of Series G Preferred Stock held by such holder after application of this Section; provided, however, that upon a holder of shares of Series G Preferred Stock providing the Corporation with sixty-one (61) days written notice (a “Waiver Notice”) that such holder would like to waive this Section 5.8(a) with regard to any or all shares of Common Stock issuable upon conversion of Series G Preferred Stock held by such holder, this Section 5.8(a) shall be of no force or effect with regard to those shares of Common Stock referenced in the Waiver Notice.

(b) The Corporation shall not issue any shares of Common Stock upon exercise of shares of Series G Preferred Stock if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Corporation may issue upon conversion or exercise (as the case may be) of all outstanding shares of Series G Preferred Stock and the outstanding warrants issued in connection with the issuance of the Series G Preferred Stock (the “Warrants”) without breaching the Corporation’s obligations under the rules or regulations of the Principal Market (as defined below) (the number of shares which may be issued without violating such rules and regulations, the “Exchange Cap”) (it being understood that, as of the Issuance Date, NASDAQ Listing Rule 5635(d) requires stockholder approval of the sale, issuance or potential issuance by a company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock), except that such limitation shall not apply in the event that the Corporation (i) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount or (ii) obtains a written opinion from outside counsel to the Corporation that such approval is not required. As used in this Resolution, “Principal Market” means The NASDAQ Stock Market or such other national securities exchange or quotation system on which the Common Stock is traded or quoted.

SECTION 6. STATUS OF CONVERTED STOCK. All shares of Series G Preferred Stock converted into Common Stock shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series, and may thereafter be issued.

SECTION 7. REDEMPTION.

7.1 Corporation’s Right to Redeem. At any time and from time to time after December 15, 2010, shares of the Series G Preferred Stock may be redeemed at the

Corporation’s option, in whole but not in part, for the Redemption Price (as defined herein). For purposes of this Resolution, “Redemption Price” means 100.0% of the Liquidation Preference from the date of issuance through March 31, 2011. Commencing on April 1, 2011, and on the first day of each month thereafter, the Redemption Price shall increase by 1.0%. For example, on April 1, 2011, the Redemption Price shall increase to 101.0% of the Liquidation Price, and on May 1, 2011, the Redemption Price shall increase to 102.0% of the Liquidation Price. There is no sinking fund requirement for redemption of the Series G Preferred Stock. The date fixed for redemption pursuant to this Section 7.1 is hereinafter called the “Redemption Date.”

7.2 Notice of Redemption by the Corporation. Notice of intention to redeem shares of Series G Preferred Stock (a “Corporation Redemption Notice”) shall be given by the Corporation to the holders of the Series G Preferred Stock by giving notice thereof to the holders of record on the Redemption Date. A Corporation Redemption Notice shall be deemed to have been given or made for all purposes (a) upon personal delivery, (b) upon confirmation receipt that the communication was successfully sent to the applicable number if sent by facsimile; (c) one day after being sent, when sent by professional overnight courier service, or (d) five days after posting when sent by registered or certified mail. Any notices to holders of the Series G Preferred Stock shall be sent to their respective addresses on the books of the Corporation.

7.3 Holders’ Right to Require Redemption. At any time and from time to time after December 15, 2011, each holder of shares of the Series G Preferred Stock may require the Corporation to redeem, in whole or in part, any of such holder’s shares of Series G Preferred Stock for the Redemption Price.

7.4 Notice of Redemption by Holder. Any holder of shares of Series G Preferred Stock desiring to have any portion thereof converted pursuant to this Section 7.4 shall give written notice that such holder elects to have redeemed a stated number of Series G Preferred Stock (a “Holder Redemption Notice”) and shall surrender each certificate representing the Series G Preferred Stock to be redeemed, duly executed in favor of the Corporation or in blank accompanied by proper instruments of transfer, at the principal business office of the Corporation (or at such other place as may be designated by Corporation).

7.5 Related Matters. Any holder of Series G Preferred Stock whose shares are to be redeemed by the Corporation pursuant to this Section 7 shall retain all rights as a holder of Series G Preferred Stock (including the right to convert pursuant to Section 5 above) until the Corporation delivers the Redemption Price to such holder. In addition, notwithstanding any other provision of this Resolution to the contrary:

(a) If the Corporation delivers a Corporation Redemption Notice pursuant to Section 7.2 above on or before April 15, 2011, then the Corporation must deliver the Redemption Price to the holders of shares of Series G Preferred Stock within five business days of the date on which the Corporation Redemption Notice is deemed to be given pursuant to Section 7.2, and if the Corporation fails to deliver the Redemption Price within such period, the applicable Corporation Redemption Notice shall be deemed void ab initio.

(b) If the Corporation delivers a Corporation Redemption Notice pursuant to Section 7.2 above after April 15, 2011, then the Redemption Date set forth in such

Corporation Redemption Notice must be at least five business days after the date on which the Corporation Redemption Notice is deemed to be given pursuant to Section 7.2. In such case, any holder of shares of Series G Preferred Stock may elect instead to convert such holder’s shares of Series G Preferred Stock into shares of Common Stock by delivering a Conversion Notice to the Corporation prior to the Redemption Date. In addition, if the Corporation fails to deliver the Redemption Price on the Redemption Date, any holder who did not deliver a Conversion Notice shall continue to have the right to convert such holder’s shares of Series G Preferred Stock as if a Corporation Redemption Notice had not been given.

(c) If a holder of Series G Preferred Stock delivers a Holder Redemption Notice to the Corporation pursuant to Section 7.4, then the Corporation must deliver the Redemption Price for the shares of Series G Preferred Stock to such holder within 20 business days of the Corporation’s receipt of the Holder Redemption Notice, and such holder may not elect to convert the shares of Series G Preferred Stock covered by the Holder Redemption Notice into shares of Common Stock during such 20-day period. If the Corporation fails to deliver the Redemption Price during such 20-day period, then such holder’s Holder Redemption Notice remains valid, but such holder shall retain all rights as a holder of Series G Preferred Stock (including the right to convert pursuant to Section 5 above) until the Corporation delivers the Redemption Price to such holder.

SECTION 8. PRE-EMPTIVE RIGHTS. The holders of the Series G Preferred Stock will not have any pre-emptive right, in their capacity as such, to subscribe for or to purchase any shares or any other securities that may be issued by the Corporation.

SECTION 9. MISCELLANEOUS.

9.1 Observance of Terms. The Corporation, whether by amendment of its Articles of Incorporation, or through any reorganization, transfer of assets, merger, liquidation, issue or sale of securities or any other voluntary action, will not avoid or seek to avoid the observance or performance of any of the terms to be observed hereunder by the Corporation, but at all times in good faith will assist in the carrying out of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series G Preferred Stock against impairment.

9.2 Amendment and Waiver. No amendment, modification, or waiver shall be binding or effective with respect to any provision of this Resolution without the prior affirmative vote or written consent of the holders of a majority of the shares of Series G Preferred Stock outstanding at the time the action is taken; provided, however, no amendment, modification, or waiver may, without the consent of each holder of Series G Preferred Stock affected thereby: (a) reduce the Liquidation Preference of, or dividend on, the Series G Preferred Stock; (b) change the place or currency of payment of the Liquidation Preference of, or dividend on, any Series G Preferred Stock; (c) impair the right to institute suit for the enforcement of any payment on, or with respect to, the Series G Preferred Stock; (d) adversely affect the right to convert the Series G Preferred Stock; or (e) reduce the percentage of outstanding Series G Preferred Stock necessary to modify or amend the terms thereof or to grant waivers with respect thereto.

9.3 Notices. Except as otherwise expressly provided in this Resolution, whenever a notice or other communication is required or permitted to be given to holders of Series G Preferred Stock, the notice or other communication shall be deemed to be properly given (a) upon personal delivery, (b) upon confirmation receipt that the communication was successfully sent to the applicable number if sent by facsimile; (c) one day after being sent, when sent by professional overnight courier service, or (d) five days after posting when sent by registered or certified mail, in each case to holders of the Series G Preferred Stock at their respective addresses on the books of the Corporation, as of a record date or dates determined in accordance with the Articles and Bylaws of the Corporation, this Resolution and applicable law, as in effect from time to time.

9.4 Limited Rights. Except as may be otherwise required by applicable law, the Series G Preferred Stock shall not have any designations, preferences, limitations, or relative rights, other than those specifically set forth in this Resolution and in the Articles.

9.5 Headings. The headings and various subdivisions in this Resolution are for convenience only and will not affect the meaning or interpretation of any of the provisions of this Resolution.

RESOLVED FURTHER, that the Chief Executive Officer, the President, and the Secretary of the Corporation hereby are authorized and directed to prepare, execute, verify, file and record a certificate of designation of preferences in accordance with the foregoing resolutions and the provisions of the Nevada Revised Statutes.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its President and attested by its Secretary on October 6, 2010.

ODYSSEY MARINE EXPLORATION, INC.

By:	/s/ Michael J. Holmes
Michael J. Holmes
Chief Financial Officer

Attested to by:

/s/ David A. Morris
David A. Morris, Secretary

STATE OF FLORIDA	)

COUNTY OF HILLSBOROUGH	)

The foregoing instrument was acknowledged before me on October     , 2010, by Michael J. Holmes, in his capacity as Chief Financial Officer of, and David A. Morris, in his capacity as Secretary of, Odyssey Marine Exploration, Inc., a Nevada corporation, on behalf of the corporation. Each of them is personally known to me.

Signature of Notary Public
State of Florida

My Commission Expires: